Exhibit 99.1

                                   Contact:  Paul A. McCraven
                                             NewAlliance Bancshares, Inc.
                                             203-784-5001

FOR IMMEDIATE RELEASE


                       NEWALLIANCE BANCSHARES, INC.
                    CONSUMMATES INITIAL STOCK OFFERING
             AND ACQUISITIONS OF CONNECTICUT BANCSHARES, INC.
                 AND ALLIANCE BANCORP OF NEW ENGLAND, INC.


  Largest and Most Complex Bank Stock Conversion in History Is Complete;
                  Two Simultaneous Acquisitions Close


   NewAlliance Bancshares, Inc. Stock to Begin Trading Friday on NASDAQ



NEW HAVEN, CT, April 1, 2004 - NewAlliance Bancshares, Inc. (NASDAQ:
NABC) announced today that it has consummated its initial stock offering, the related mutual-to-stock conversion of New Haven Savings Bank and the acquisitions of Connecticut Bancshares, Inc. (NASDAQ:
SBMC), the holding company of Savings Bank of Manchester, and Alliance Bancorp of New England, Inc. (AMEX: ANE), the holding company of Tolland Bank. Shares of Connecticut Bancshares, Inc. and Alliance Bancorp of New England, Inc. ceased trading as of the close of business today. NewAlliance Bancshares, Inc. will commence trading the morning of Friday, April 2, 2004, on the NASDAQ National Market, under the symbol "NABC".

NewAlliance Bancshares, Inc. sold 102,493,750 shares of common stock in the offering, at $10.00 per share. It has issued 4,000,000 shares of common stock to the NewAlliance Foundation. Stock certificates are expected to be mailed to investors on Friday, April 2, 2004. The subscription offering was managed by Ryan Beck Co., Inc.

Peyton R. Patterson, Chairman, President and Chief Executive Officer of NewAlliance Bancshares, Inc. stated, "This was the largest and most complex bank stock conversion in history, including a simultaneous conversion and the acquisition of two banking institutions. I appreciate that the stockholders of Connecticut Bancshares, Inc. and Alliance Bancorp of New England, Inc. overwhelmingly voted their support for our acquisitions, and I am very pleased with the success of the stock offering. We received over 23,000 stock orders, resulting in oversubscription in the first eligibility category, our eligible depositors at June 30, 2002. I am pleased that these thousands of depositors demonstrated their confidence in us and are now initial stockholders of NewAlliance Bancshares, Inc."

NewAlliance Bancshares, Inc. is the holding company for NewAlliance Bank
- the fifth largest bank in Connecticut with 74 branches, $6.2 billion in assets, $3.8 billion in deposits and equity of approximately $1.4 billion.

Ms. Patterson explained, "Our new name reflects our broader geography and the stronger alliances we plan to forge with our customers and all the communities we serve. We welcome all of our customers under one roof, and our pledge is to extend to them significant new benefits that are a direct result of the formation of NewAlliance Bank."

Customers of the former New Haven Savings Bank, Savings Bank of
Manchester and Tolland Bank will immediately have access to a wider network of branches, a broader range of products and services, and more choices about where, when and how to access the Bank's services.

As part of New Haven Savings Bank's conversion to become a publicly held corporation, $40 million in stock was designated for the NewAlliance Foundation. This is the largest contribution to a foundation ever made by a Connecticut bank during its conversion. This more than quadrupled the Foundation's assets, and immediately made it one of the largest private foundations in the State of Connecticut. The NewAlliance Foundation supports organizations that do work in the areas of community development, health and human services, youth and education and the arts.

The Bank also recently announced a new program called "NewAlliance for Neighborhoods," which has designated more than $27 million to fund loans for affordable housing in Greater New Haven. This fund includes $6 million in loans to low- and moderate-income borrowers at interest rates of two percent.

This news release contains certain forward-looking statements about the proposed conversion and acquisitions. These include statements regarding the anticipated commencement date of the offering amount and the anticipated consummation date of the transactions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering or acquisitions, difficulties in integrating the acquisitions, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which the companies are engaged in the securities markets.